FOR IMMEDIATE RELEASE

Superior Drilling Products, Inc. Expands Operations
to Abilene Texas

VERNAL, UT, August 30, 2018 - Superior Drilling Products, Inc. (NYSE American: SDPI) (“SDP” or “Company”), a designer and manufacturer of drilling tool technologies, announced today that it has entered into a commercial lease related to property in Abilene, Texas to support the manufacture and repair the Company’s product lines and enhance its ability to efficiently service customers.

Troy Meier, Chairman and Chief Executive Officer commented, “This Texas facility represents an important step in our growth and expansion. Rather than sending all repairs to Vernal, UT, this facility will give us much better logistics for servicing our markets in the region, as well as provide a staging ground for enhancing our bit repair relationships. Importantly, it will also act as a full service facility for the StriderTM product line.”

About Superior Drilling Products, Inc.

Superior Drilling Products, Inc. is an innovative, cutting-edge drilling tool technology company providing cost saving solutions that drive production efficiencies for the oil and natural gas drilling industry. The Company designs, manufactures, repairs and sells drilling tools. SDP drilling solutions include the patented Drill-N-Ream® well bore conditioning tool and the patented StriderTM oscillation system technology. In addition, SDP is a manufacturer and refurbisher of PDC (polycrystalline diamond compact) drill bits for a leading oil field service company. SDP operates a state-of-the-art drill tool fabrication facility, where it manufactures its solutions for the drilling industry, as well as customers’ custom products. The Company’s strategy for growth is to leverage its expertise in drill tool technology and innovative, precision machining in order to broaden its product offerings and solutions for the oil and gas industry.

Additional information about the Company can be found at: www.sdpi.com.

For more information, contact investor relations:

Deborah K. Pawlowski
Kei Advisors LLC
(716) 843-3908
dpawlowski@keiadvisors.com

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